Exhibit 99.1

CENTRAL VIRGINIA BANKSHARES: 1st QUARTER EARNINGS UP 5.4 PERCENT

POWHATAN, VA., April 30, 2008 / PR Newswire / - Central Virginia Bankshares, Inc. (NASDAQ: CVBK) reported first quarter 2008 earnings of $ 895,505 an increase of $45,996 or 5.4 percent when compared to $849,509 in the first quarter of 2007. On a per share basis, basic earnings were $ 0.37 per share an increase of 5.7 percent versus $ 0.35 per share in the first quarter of the prior year. On a fully diluted basis, net income per share was $0.36 an increase of 2.9 percent compared to $0.35 in the comparable period of the prior year. For the first quarter, the return on average assets was 0.73 percent versus the prior year’s 0.76 percent. The return on average shareholders’ equity was 9.47 percent compared to 9.05 percent in last year’s first quarter. At quarter end, total shareholders’ equity stood at $36.4 million, versus $ 38.2 million in the first quarter of 2007. Accordingly, the book value of a share of common stock fell to $14.83 compared to $15.72 in 2007.

The fully tax equivalent net interest income in the first quarter was $3.94 million, an increase of $207,387 or 5.6 percent compared to $ 3.73 million in the first quarter of 2007. The tax equivalent net interest margin was 3.42 percent for the quarter versus 3.59 percent in first quarter 2007. The compression of the net interest margin continued in the first quarter, but appears to have abated. This is largely a result of the shift to utilizing short term funding of loan growth through repurchase agreements and overnight borrowings rather than more expensive retail CD deposits coupled with the rate cuts creating a more traditionally shaped or positive yield curve. Non-interest income increased as well, ending the quarter at $932,138 an increase of 16.3 percent from the prior year’s first quarter total of $ 801,741. This improvement is attributable to greater deposit fees and charges stemming from our “Bounce Protection” program; higher net securities gains largely due to a dramatic increase in calls of securities owned at a discount as well as regular investment portfolio management; higher earnings on existing and additional investments in bank owned life insurance; and higher bank card fees. Non-performing assets at the end of the first quarter 2008 increased to $6.7 million compared to $1.6 million for the comparable period of the prior year and $4.1 million for the preceding quarter. This increase resulted primarily from an increase in the total of loans ninety days or more past due. This fact is concerning, however the vast majority of past due loans are well secured, and little to no loss is anticipated. During the first quarter 2008, $280,000 was added to the allowance for loan losses, in response to the increase in non performing loans, the general state of the local economy, and overall loan growth, in contrast to the first quarter 2007, when there was no loan loss expense. Management believes that at 1.12 percent of total loans, the reserve is generally sufficient to absorb any potential future losses, and there were no significant net charge-offs during the quarter. The reserve for loan losses now represents 47 percent of quarter-end non-performing assets, compared to 174 percent in the first quarter of the prior year.

Average earning assets in the first quarter were $460.7 million, an increase of $45.6 million or 11.0 percent compared to $415.1 million in the comparable quarter last year. Average loan balances grew by $60.5 million to $270.2 million, an increase of 28.8 percent from the prior year’s first quarter average balances of $209.7 million. The bank's investment securities portfolio averaged $188.8 million, an increase of $8.0 million or 4.5 percent from $180.8 million in first quarter 2007, while average overnight funds sold declined by $23.8 million or 99.2 percent from $24.0 million to $0.2 million. Deposits declined slightly, averaging $ 361.9 million in the first quarter 2008, down $2.9 million or 0.8 percent from $364.8 million in the first quarter last year. Total borrowings, which consist of overnight advances and term borrowings from the Federal home loan bank, overnight fed funds purchased, wholesale and retail repurchase agreements, and long-term capital trust preferred, averaged $85.4 million an increase of $45.2 million or 112.4 percent from the prior year’s first quarter average of $40.2 million. Total assets averaged $488.1 million, having grown by $ 43.2 million or 9.7 percent from $ 444.9 million in the prior year.

Total non-interest expense for the first quarter 2008 was $3.29 million a decrease of 1.0 percent or $32,222 as compared to $3.32 million last year. Salaries and benefits totaled $1.95 million in the first quarter, an increase of $70,722 or 3.8 percent from $1.87 million last year, while many other non-interest expense categories were lower, such as occupancy, equipment depreciation, equipment repairs and maintenance, advertising and public relations, and legal and professional fees together collectively declined by $153,570; where as office supplies telephones and postage, taxes and licenses, and other miscellaneous expense collectively increased by $50,626. The net of these changes was the $32,222 decline in total non-interest expense. The company continues its focus on efforts to control future expense growth, with a goal of lowering its efficiency ratio, which has improved to 67.5 percent from 73.2 percent in the first quarter of the prior year.

Ralph Larry Lyons, President and CEO of Central Virginia Bankshares, Inc., commented: “This year’s first quarter earnings and profitability are encouraging. Compared to a year ago, we are up 5.4 percent, including a provision for loan losses of $280,000 in the quarter versus $0 in the comparable quarter last year; absent this item, our net income would have been up 38.4 percent. Loan growth has been excellent, however retail deposits have actually declined slightly and as a result, short term borrowings are up, but short term funding is currently less expensive than retail deposits, so this helps our profitability. The increase in non-performing loans while significant is not surprising given the state of the economy and the real estate market. We are not overly concerned, as all of the significant credits are well secured.” He added “...we will continue to emphasize marketing and business development, and our newest product “Dream Checking” introduced in April is performing quite well. We are financially sound, profitability is improving, and we are growing. All are positive signs for our future.”

Readers are cautioned that this press release may contain forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge and assumptions about future events, and may address issues that involve significant risks, uncertainties, and estimates, that may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 35 year old $500 million community bank with its headquarters and main office in Powhatan County, and six additional branch offices; two branches in the adjacent County of Cumberland, three branches in western Chesterfield County, and one branch in western Henrico County.

Selected Financial Data Follows for Central Virginia Bankshares, Inc.:

Central Virginia Bankshares, Inc.	First Quarter
	(Unaudited)
	March 31, 2008	March 31, 2007
Net Income	895,505	849,509
Interest & Fees on Loans	5,100,013	4,397,089
Interest on Investments	2,682,699	2,543,041
Interest on Funds Sold	1,380	309,816
Interest on Deposits	3,163,008	3,207,670
Interest on Borrowings	866,598	487,464
Net Interest Income (FTE)	3,937,119	3,729,732
Non Interest Income	932,138	801,741
Loan Loss Provision	280,000	0
Interest Expense	4,029,605	3,695,134
Non Interest Expense	3,287,351	3,319,573
Period End Balances:
Investment Securities	180,725,613	183,438,079
Fed Funds Sold	0	25,310,000
Loans (net of Unearned Discount)	277,734,381	212,670,919
Loan Loss Reserve	3,119,478	2,874,295
Non Interest Bearing Deposits	38,435,513	47,105,907
Total Deposits	369,853,003	378,090,506
Borrowings	90,065,520	40,212,000
Assets	499,532,406	459,121,421
Period End Shareholders Equity	36,408,906	38,169,551
Average Balances:
Average Assets	488,131,357	444,948,120
Average Earning Assets	460,720,753	415,152,563
Investment Securities	188,843,798	180,780,593
Federal Funds Sold	187,703	23,978,611
Loans Held for Sale	1,505,256	663,544
Loans (net of Unearned Discount)	270,183,996	209,729,814
Non Interest Bearing Deposits	40,818,298	42,704,002
Total Deposits	361,889,080	364,844,452
FHLB Overnight Advances	6,613,736	0
FHLB Term Borrowings	45,000,000	35,000,000
Fed Funds Purchased & REPO	28,666,465	62,161
Average Shareholders Equity	37,815,777	37,564,856
Average Shares Outstanding – Basic	2,448,014	2,423,246
Average Shares Outstanding - Fully Diluted	2,473,891	2,455,648
Asset Quality:
Charged Off Loans	91,776	31,660
Recoveries	19,173	16,459
Period End: Non -Accrual Loans	2,156,249	1,512,037
Loans Past Due 90 Days or More	3,893,593	136,244
Other Non Performing Assets	0	0
Other Real Estate	647,867	0
Total Non Performing Assets	6,697,710	1,648,282
Per Share Data & Ratios:
Net Income Per Share - Basic	$0.37	$0.35
Net Income Per Share - Diluted	$0.36	$0.35
Period End Book Value Per Share	$14.83	$15.72
Return on Average Assets	0.73%	0.76%
Return on Average Equity	9.47%	9.05%
Efficiency Ratio	67.5%	73.3%
Average Loans to Average Deposits	74.7%	57.5%
Reserve for Loan Losses / Loans EOP	1.12%	1.35%
Net Interest Margin (FTE)	3.42%	3.59%

SOURCE:	Central Virginia Bankshares, Inc.
CONTACT:	Charles F. Catlett, III - Senior Vice President and Chief Financial Officer, (804) 403-2002